Exhibit 5.5

Consent of INFOR Financial Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10/A (the “F-10/A”) of Acreage Holdings, Inc. (the “Company”) of our fairness opinion dated April 17, 2019 (the “INFOR Financial Opinion”) as to the fairness of the consideration payable under the arrangement agreement dated April 18, 2019 by and between the Company and Canopy Growth Corporation (“Canopy”), from a financial point of view, to the shareholders of the Company appearing in this Registration Statement being filed with the United States Securities and Exchange Commission. We also consent to the inclusion of summaries of the INFOR Financial Opinion and all references to the INFOR Financial Opinion in the prospectus contained in the F-10/A and in the documents incorporated by reference in the F-10/A.

We also consent to the references to us contained in the F-10/A and in the documents incorporated by reference therein.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ INFOR Financial Inc.

INFOR FINANCIAL INC.

Toronto, Ontario August 8, 2019